UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 21, 2010 (July 16, 2010)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2010, Milam Randolph Pharo, Senior Vice President and General Counsel of SM Energy Company (the “Company”) and a named executive officer of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission, informed the Company of his decision to retire from the Company effective December 31, 2010.  The Company will conduct a search for a new general counsel.  A copy of the press release issued by the Company on July 21, 2010, to announce this pending management change is filed as Exhibit 99.1 to this report.

In connection with Mr. Pharo’s retirement, the Company entered into a Separation Agreement with Mr. Pharo on July 16, 2010 (the “Separation Agreement”).  The Separation Agreement provides that Mr. Pharo will receive a lump-sum severance payment of $1.2 million, and the Company will reimburse Mr. Pharo for costs of obtaining health, medical and dental insurance benefits for a period of up to one year after the retirement date.  The Separation Agreement does not affect Mr. Pharo’s vested rights as of the retirement date in other employee benefit plans and programs of the Company, including but not limited to the Company’s Equity Incentive Compensation Plan, Employee Stock Purchase Plan, Net Profits Interest Bonus Plan, Pension Plan, Supplemental Retirement Plan, and 401(k) Profit Sharing Plan.  The Separation Agreement contains customary provisions for a release of claims, non-solicitation, non-disparagement, and confidentiality of proprietary information.

The above summary of the Separation Agreement is qualified in its entirety by reference to the copy of such agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are filed as part of this report:
	Exhibit 10.1	Separation Agreement, dated July 16, 2010, between SM Energy Company and Milam Randolph Pharo
	Exhibit 99.1	Press release of SM Energy Company dated July 21, 2010, entitled SM Energy Announces Executive Retirement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	July 21, 2010	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller